DLA Piper LLP (US)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland  21209-3600
www.dlapiper.com

T   410.580.3000
F   410.580.3001

March 27, 2009

Capital World Bond Fund of America, Inc.
333 South Hope Street, 55th Floor
Los Angeles, California 90071

Ladies and Gentlemen:

We serve as special Maryland counsel to Capital World Bond Fund of America, Inc., a Maryland corporation (the “Fund”), and have been requested by the Fund to render this opinion in connection with the Fund’s Post-Effective Amendment No. 33 to the Fund’s Registration Statement on Form N-1A to be filed on or about March 30, 2009 (the “Registration Statement”), including the prospectus, the retirement prospectus and statement of additional information included therein (collectively, the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 34 under the Investment Company Act of 1940, as amended, for offering by the Fund from time to time of the Fund’s Class R-6 Common Stock, par value $.001 per share (collectively, the “Shares”).

In our capacity as special Maryland counsel, we have reviewed the following documents (the “Documents”):

(a)         The Registration Statement, including the Prospectus, in the form to be filed with the Securities and Exchange Commission.

(b)         the retirement prospectus and statement.

(c)         The charter of the Fund (the “Charter”), as in effect on the date hereof, certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”).

(d)         The by-laws of the Fund (the “By-laws”), certified by an officer of the Fund.

(e)         Resolutions adopted by the Fund’s Board of Directors relating to the authorization of the filing of the Registration Statement and the issuance of the Shares, certified by an officer of the Fund.

(f)         A certificate executed by an officer of the Fund, dated the date hereof (the “Certificate”).

(f)         A good standing certificate for the Fund, dated as of a recent date, issued by the SDAT.

(g)         Such other documents as we have deemed necessary to the rendering of the opinions expressed below.

In examining the Documents, and in rendering the opinion set forth below, we have assumed the following:  (a) each of the parties to the Documents (other than the Fund) has duly and validly executed and delivered each of the Documents and each instrument, agreement, and other document executed in connection with the Documents to which such party is a signatory and each such party's (other than the Fund’s) obligations set forth in the Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party (other than the Fund) is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (".PDF") copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete.  As to certain factual matters we have relied on the Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(1)           The Fund is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

(2)           The Shares have been duly authorized and, upon issuance of the Shares in exchange for the consideration and in accordance with the procedures of the Registration Statement, will be validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(i)
The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

(ii)
We have made no investigation as to, and we express no opinion concerning, the laws of any jurisdiction other than the laws of the State of Maryland.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(iii)	We assume that the issuance of the Shares will not result in the Fund issuing shares in excess of the number of shares of any class or series of the Fund authorized by the Charter.

Without in any way limiting the foregoing, this opinion is based upon our consideration of only those statutes, rules, and regulations which, in our experience, are normally applicable to the transactions of the type contemplated by the Registration Statement, provided that we express no opinion as to compliance with the securities (or “blue sky”), broker licensing, real estate syndication or mortgage lending laws of the State of Maryland.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of our name wherever it appears in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)

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